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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 3, 2020

Hostess Brands, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-37540	47-4168492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7905 Quivira Road
Lenexa,	KS	66215
(Address of principal executive offices)		(Zip Code)
(816) 701-4600
(Registrant’s telephone number, including area code)

1 E. Armour Boulevard Kansas City, Missouri 64111
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of exchange on which registered
Class A Common Stock, par value $0.0001 per share	TWNK	The Nasdaq Stock Market LLC
Warrants, each exercisable for a half share of Class A Common Stock	TWNKW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

Amendment to the Credit Agreement
On January 3, 2020 (the “Closing Date”), Hostess Brands, LLC (the “Borrower”), a Delaware limited liability company and wholly owned indirect subsidiary of Hostess Brands, Inc. (the “Company”), entered into an additional $140.0 million of incremental term loans (the “Incremental Term Loans”) pursuant to an Incremental Assumption and Amendment Agreement No. 5 (the “Incremental Agreement”) by and among the Borrower, as borrower, HB Holdings, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of the Company (“Holdings”), certain of the Borrower’s subsidiaries, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”) and the other parties party thereto. The Incremental Agreement amended the Fourth Amended and Restated First Lien Credit Agreement, dated as of August 3, 2015, as amended and restated as of November 18, 2016, May 19, 2017, November 20, 2017 and October 1, 2019 (the “Existing Credit Agreement”), by and among the Borrower, Holdings, the lenders party thereto from time to time, the Administrative Agent and other parties named therein (as amended by the Incremental Agreement, the “Amended Credit Agreement”) to provide for the incurrence by the Borrower of the Incremental Term Loans.

On the Closing Date, 2727939 Ontario Inc., a corporation governed by the laws of the province of Ontario and wholly owned indirect subsidiary of the Borrower (the “Purchaser”), used available cash and the proceeds of the Incremental Term Loans to consummate the previously announced acquisition (the “Acquisition”) of all of the shares of the parent company of Voortman Cookies Limited (“Voortman”).

The terms, conditions and covenants applicable to the Incremental Term Loans are the same as the terms, conditions and covenants applicable to the existing term loans under the Existing Credit Agreement. Additionally, the parties to the Amended Credit Agreement continue to have the same obligations set forth under the Existing Credit Agreement.

The foregoing description of the Incremental Agreement and the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Incremental Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein and the full text of the Amended Credit Agreement, which is attached as Exhibit 10.2.

Item 2.01. Completion of Acquisition or Disposition of Assets.
On January 3, 2020, the Purchaser completed the previously announced acquisition of all of the shares of the parent company of Voortman, a manufacturer of premium, branded wafers as well as sugar-free and specialty cookies for approximately $320 million (C$425 million) in cash, after giving effect to certain customary pre-closing adjustments.

An aggregate of C$10.8 million of the purchase price was deposited into an escrow account to satisfy amounts in respect of post-closing purchase price adjustments and to provide for payment to Purchaser of indemnity claims, if any.

The transaction was financed through approximately $180 million of cash on hand and $140 million of borrowings under the Incremental Term Loans described in Item 1.01 above.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 above is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibits
10.1
Incremental Assumption and Amendment Agreement No. 5, dated as of January 3, 2020, by and among HB Holdings, LLC, Hostess Brands, LLC, certain of Hostess Brands, LLC’s subsidiaries, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other parties party thereto.

10.2	Fourth Amended and Restated First Lien Credit Agreement, Dated January 3, 2020
104.1	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

HOSTESS BRANDS, INC.

Date: January 6, 2020	By:	/s/ Jolyn J. Sebree
	Name:	Jolyn J. Sebree
	Title:	Senior Vice President, General Counsel & Secretary